Ex 99.1

Executive Contact:	Investor Relations Contact:
Richard Vasek	Maureen McGarrigle
Chief Financial Officer	Investor Relations Manager
Rockford Corporation	Rockford Corporation
(480) 967-3565	(480) 517-3042

ROCKFORD CORPORATION ANNOUNCES FISCAL 2004 RESULTS
Reports Fourth Quarter Profit on Gain from Sale of SimpleDevices, Inc.

     Tempe, Ariz., April 12, 2005/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the fourth quarter and fiscal year ended December 31, 2004. Highlights for the quarter include:

•	Net sales in the fourth quarter of 2004 rose 4.7% to $36.7 million versus $35.1 million in the fourth quarter of 2003.

•	A $5.5 million gain on the sale of Rockford’s interest in SimpleDevices, Inc.

•	On results from continuing operations, Rockford reported a fourth quarter 2004 loss of $(0.57) per share versus a loss of $(0.39) per share in the same quarter of 2003.

•	Fourth quarter 2004 earnings per share were $0.04 versus a fourth quarter 2003 loss of $(0.43) per share.

     W. Gary Suttle, president and chief executive officer commented, “Our strategy to realign our business on our core mobile-audio brands is working. During the fourth quarter, we were able to generate improvement in our operations. The continued strength of our brands and product lines are reflected in our sales. In addition, we rationalized our expense structure, improved gross margins, and improved our use of working capital.”

Gross margins in the fourth quarter of 2004 increased 120 basis points to 22.7% compared to 21.5% in the fourth quarter of 2003. Operating expenses for the fourth quarter were $11.9 million or 32.3% of sales, improving significantly versus the year-ago level of $13.3 million or 38.0% of sales.

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     For the year ended December 31, 2004, net sales rose 1.7% to $169.6 million versus $166.8 million in 2003. Rockford recorded a loss per share for the full year of $(4.29) versus a 2003 loss of $(0.64) per share. On a continuing operations basis, the loss for 2004 was $(3.99) versus a loss of $(0.28) in 2003.

     In 2004, gross margins were 20.7% versus 30.8% in 2003. The decline was primarily due to increased costs associated with new products, product design delays and supply chain disruptions in the first half of 2004, as well as inventory write downs and costs associated with the strategic realignment Rockford announced in September 2004. In 2004, operating expenses were $62.4 million or 36.8% of sales versus $56.2 million or 33.7% of sales in 2003. The increases were driven primarily by the impairment of goodwill and increases in professional fees.

     Mr. Suttle continued, “In addition to our internal progress, the market for our products, after a long period of decline, has continued to stabilize. We are pleased to report that our strategic repositioning has continued to show success into the first quarter of 2005. We are increasingly confident that we should reach our goals for fiscal 2005 of break-even operating income and positive EBITDA.”

     Rockford’s outstanding balance on its primary credit facility at December 31, 2004 was net $15.5 million, down from $25.4 million at June 30, 2004. Rockford has satisfied the revised covenants established in the credit facility each month since November of 2004 including March 2005 and was never in an over-advance position despite the risks of an over-advance discussed in prior public statements. Based on current cash flow forecasts and available borrowings, Rockford expects that cash flow from operations will be adequate to fund operations for the remainder of 2005 and beyond.

     Mr. Suttle concluded, “We expect improved results in the first quarter of 2005 versus the first quarter of 2004, including improvement in gross margin and continued expense rate reductions. We are focusing on improving inventory turns. As the year progresses, we look forward to demonstrating that we are firmly on the path to recovery.”

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About Rockford Corporation

     Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile audio aftermarket and OEM. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate, Lightning Audio and Q-Logic brand names.

Forward-looking Statement Disclosure

     We make forward-looking statements in this press release including, without limitation, statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words.

     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.

     If Rockford’s operations fail to improve as Rockford anticipates, or if Rockford is otherwise unable to satisfy its liquidity needs, it could be forced to seek one or more financing alternatives. These alternatives could include reducing or delaying capital expenditures, borrowing additional funds, restructuring indebtedness, selling additional assets, reducing expenditures for new product development, and cutting other costs. Some of these alternatives might not prove to be available on acceptable terms; others may substantially interfere with Rockford’s business and prospects. Rockford cannot give assurance that satisfactory actions could be put into effect on reasonable terms. If it needs to take some or all of these actions, but is not able to do so, Rockford may not be able to satisfy its liquidity needs. Under such circumstances, Rockford might not be able to continue its business as currently anticipated.

     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. The risk factors noted throughout the report, particularly those identified in the discussion in Exhibit 99.9 to the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

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Rockford Corporation
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2004 and December 31, 2003
($000s omitted except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$36,728	$35,078	$169,555	$166,786
Cost of goods sold	28,393	27,527	134,462	115,345

Gross profit	8,335	7,551	35,093	51,441

Operating expenses	11,858	13,326	62,446	56,193

Operating loss	(3,523)	(5,775)	(27,353)	(4,752)

Interest and other expense (income)	927	20	4,162	235

Loss from continuing operations before income taxes	(4,450)	(5,795)	(31,515)	(4,987)

Income tax expense (benefit)	763	(2,291)	4,597	(2,483)

Loss from continuing operations	(5,213)	(3,504)	(36,112)	(2,504)
Discontinued operations:
Gain (loss) on disposal of discontinued operations	5,608	—	(474)	—
Loss from discontinued operations, net of taxes	—	(316)	(2,269)	(3,160)

Total income (loss) from discontinued operations	5,608	(316)	(2,743)	(3,160)

Net income (loss)	$395	$(3,820)	$(38,855)	$(5,664)

Income (loss) per common share:
Loss from continuing operations Basic	$(0.57)	$(0.39)	$(3.99)	$(0.28)

Diluted	$(0.57)	$(0.39)	$(3.99)	$(0.28)

Gain (loss) from discontinued operations Basic	$0.61	$(0.04)	$(0.30)	$(0.36)

Diluted	$0.61	$(0.04)	$(0.30)	$(0.36)

Net income (loss) Basic	$0.04	$(0.43)	$(4.29)	$(0.64)

Diluted	$0.04	$(0.43)	$(4.29)	$(0.64)

Shares used to calculate net (loss) income per share:
Basic	9,123	8,967	9,066	8,866

Diluted	9,219	8,967	9,066	8,866

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Rockford Corporation
Condensed Consolidated Balance Sheets
At December 31, 2004 and December 31, 2003
($000s)

	December 31,	December 31,
	2004	2003
ASSETS

Current assets:
Cash	$—	$475
Accounts receivable, net	33,195	33,970
Inventories	34,005	33,289
Prepaid expenses and other current assets	3,893	12,509
Current assets of discontinued operations	—	6,288

Total current assets	71,093	86,531

Property and equipment, net	6,407	9,808
Goodwill, net	—	5,619
Other assets	2,853	1,590
Long term assets of discontinued operations	—	8,535

Total assets	$80,353	$112,083

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	15,594	8,721
Current portion of long term debt	18,204	24,382
Accrued warranty	2,902	4,776
Other accrued liabilities	9,131	7,491
Current liabilities of discontinued operations	—	3,023

Total current liabilities	45,831	48,393

Notes payable	11,937	—
Minority interest of discontinued operations	—	483

Shareholders’ equity:
Common stock	92	90
Additional paid-in-capital	37,329	36,228
Retained earnings (deficit)	(15,321)	23,534
Accumulated other comprehensive income	485	3,355

Total shareholders’ equity	22,585	63,207

Total liabilities and shareholders’ equity	$80,353	$112,083

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